Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter 2011 Earnings

March 8, 2012, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended December 31, 2011. Total revenue for the three months ended December 31, 2011 (“2011 Quarter”) increased to $47.0 million compared to $40.3 million for the three months ended December 31, 2010 (“2010 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, decreased to $8.7 million for the 2011 Quarter compared to $10.0 million for the 2010 Quarter. Net income available to common stockholders was $3.7 million, or $0.19 per diluted share, for the 2011 Quarter compared to $3.9 million, or $0.21 per diluted share, for the 2010 Quarter. The revenue increase was caused by $4.0 million of rents received at the Clarendon Center development and $3.8 million in revenue from shopping center acquisitions, offset in part by decreased revenue at properties impacted by reduced leasing levels. While Clarendon Center was a significant revenue contributor, it caused operating income, after property operating and depreciation expense and the change in interest expense, to decrease by $1.4 million, as the project continued to lease-up. Offsetting the Clarendon Center decline in operating income were changes in acquisition related costs, loss on early extinguishment of debt and casualty settlement gains.

Same property revenue decreased 2.7% for the 2011 Quarter and same property operating income decreased 1.6%. The same property comparisons exclude the operating results of properties not in operation for each of the comparable reporting periods. For the shopping center portfolio, same property operating income decreased 2.3% due primarily to reduced base rent and increased credit losses resulting from two anchor tenant bankruptcies and the early lease termination of a local grocer. For the mixed-use portfolio, same property operating income increased 1.3%.

For the year ended December 31, 2011 (“2011”), total revenue increased to $174.4 million compared to $163.5 million for the year ended December 31, 2010 (“2010”), and operating income decreased to $33.9 million compared to $43.8 million for 2010. Net income available to common stockholders was $11.6 million, or $0.61 per diluted share, for 2011, compared to $21.6 million, or $1.18 per diluted share, for 2010. The revenue increase was caused by (1) $12.1 million of rents received at the Clarendon Center development and $7.0 million from shopping center acquisitions, offset in part by revenue decreases in the mixed-use portfolio of $4.1 million, primarily due to tenant roll-over at Washington Square, (2) shopping center portfolio decreases of $2.9 million due to anchor tenant bankruptcies and delinquencies and reduced leasing levels, and (3) the collection in the prior year of $1.9 million of rents and other past due charges from a former anchor tenant. Again, Clarendon Center adversely impacted operating income, after property operating and depreciation expense and the change in interest expense, by $5.4 million. The balance of the operating income change was caused by decreased mixed-use same property operating income of $2.8 million, decreased shopping center same property operating income of $2.0 million and the collection in the prior year of rents and other past due charges from a former anchor tenant of $1.9 million. The operating income decreases were partially offset by $2.3 million from five newly acquired shopping centers.

For 2011, same property revenue and same property operating income each decreased 5.6%. Shopping center same property operating income decreased 4.2% for 2011, in part, due to the collection in the prior year of $1.9 million of rents and other past due charges from the former anchor tenant. Excluding the one-time revenue, 2011 shopping center same property operating income decreased 2.2%. Mixed-use same property operating income decreased 10.6%. The 2011 results were impacted by reduced base rent and increased credit losses resulting primarily from (1) two anchor tenant bankruptcies, SuperFresh and Borders Books, (2) the early lease termination of a local grocer (3) decreased occupancy at Washington Square, and (4) increased vacancies at several shopping centers.

As of December 31, 2011, 90.0% of the portfolio was leased (all properties except the apartments at Clarendon Center, which were 100% leased), compared to 90.3% at December 31, 2010. On a same property basis, 89.4% of the portfolio was leased, compared to the prior year level of 91.1%. The 2011 leasing percentages were impacted by a net decrease of approximately 140,000 square feet of leased space, of which approximately 98,000 square feet was caused by the SuperFresh, Borders Books and Syms bankruptcies with the balance of the decrease resulting from the early lease termination of a local grocer.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 31.8% to $15.1 million in the 2011 Quarter compared to $11.4 million in the 2010 Quarter. On a diluted per share basis, FFO available to common shareholders increased 20.8% to $0.58 per share for the 2011 Quarter compared to $0.48 per share for the 2010 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. FFO increased in the 2011 Quarter primarily due to income contributed by three recently acquired shopping center properties of $1.8 million and the impact of decreased acquisition related and debt extinguishment costs incurred in the 2010 Quarter of $1.0 million and $0.9 million, respectively.

FFO available to common shareholders for 2011 decreased 0.5% to $50.3 million from $50.6 million during 2010. Per share FFO available to common shareholders for 2011 decreased 4.2% to $2.03 per diluted share from $2.12 per diluted share in 2010. FFO decreased in 2011 by:

•	$2.8 million due to reduced occupancy in the mixed-use portfolio which primarily resulted from the downsizing of several office tenants at our Washington Square property at lease expiration;

•

$2.0 million due to reduced base rent and increased credit losses resulting from the loss of two anchor tenant stores (SuperFresh and Borders Books) after bankruptcy filings, plus the delinquency and early termination of a single-location independent grocer;

•	$1.9 million due to the non-recurring collection in 2010 of past due rents from a former anchor tenant;

•	$1.4 million due to property acquisition costs;

•	$1.3 million of non-cash expense caused by the decrease in the fair value of interest rate swaps; and

•	$0.7 million due to the adverse impact of operations start-up at Clarendon Center, because interest expense exceeded property operating income.

These decreases in FFO were partially offset by:

•	$5.4 million of debt retirement expense in 2010;

•	$4.2 million contributed by five shopping centers acquired in 2010 and 2011; and

•	$1.2 million change in the snow removal expense, net of tenant recoveries.

Per share FFO comparisons were also adversely impacted by a 947,000 share increase in weighted average shares for 2011.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 58 community and neighborhood shopping center and mixed-use properties totaling approximately 9.6 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Real estate investments
Land	$324,183	$275,044
Buildings and equipment	1,092,533	870,143
Construction in progress	1,129	78,849

	1,417,845	1,224,036
Accumulated depreciation	(326,397)	(296,786)

	1,091,448	927,250
Cash and cash equivalents	12,323	12,968
Accounts receivable and accrued income, net	39,094	36,417
Deferred leasing costs, net	25,876	17,835
Prepaid expenses, net	3,868	3,024
Deferred debt costs, net	7,090	7,192
Other assets	12,870	9,202

Total assets	$1,192,569	$1,013,888

Liabilities
Mortgage notes payable	$823,871	$601,147
Construction loans payable	—	110,242
Revolving credit line payable	8,000	—
Dividends and distributions payable	13,219	12,415
Accounts payable, accrued expenses and other liabilities	22,992	23,544
Deferred income	31,281	26,727

Total liabilities	899,363	774,075

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	193	186
Additional paid-in capital	217,829	189,787
Accumulated deficit and other comprehensive loss	(147,522)	(129,345)

Total Saul Centers, Inc. stockholders’ equity	249,828	239,956
Noncontrolling interests	43,378	(143)

Total stockholders’ equity	293,206	239,813

Total liabilities and stockholders’ equity	$1,192,569	$1,013,888

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue
Base rent	$37,625	$31,805	$138,905	$126,518
Expense recoveries	7,203	6,951	28,414	29,534
Percentage rent	473	531	1,510	1,458
Other	1,669	1,008	5,531	6,036

Total revenue	46,970	40,295	174,360	163,546

Operating expenses
Property operating expenses	6,657	5,492	24,946	23,198
Provision for credit losses	255	638	1,883	1,337
Real estate taxes	4,604	4,295	18,485	17,793
Interest expense and amortization of deferred debt costs	12,761	8,699	45,475	34,958
Depreciation and amortization of deferred leasing costs	10,092	7,109	35,400	28,474
General and administrative	3,854	4,013	14,256	13,968

Total operating expenses	38,223	30,246	140,445	119,728

Operating income	8,747	10,049	33,915	43,818
Loss on early extinguishment of debt	—	(926)	—	(5,405)
Increase (decrease) in fair value of derivatives	42	—	(1,332)	—
Gain on casualty settlement	47	775	245	2,475
Acquisition related costs	(21)	(1,009)	(2,534)	(1,179)

Income from continuing operations	8,815	8,889	30,294	39,709

Discontinued operations:
Loss from operations of property sold	—	(19)	—	(115)
Gain on property sale	—	—	—	3,591

Net income	8,815	8,870	30,294	43,185
Income attributable to the noncontrolling interests	(1,293)	(1,164)	(3,561)	(6,422)

Net income attributable to Saul Centers, Inc.	7,522	7,706	26,733	36,763
Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

Net income available to common stockholders	$3,737	$3,921	$11,593	$21,623

Per share net income available to common stockholders :
Diluted	$0.19	$0.21	$0.61	$1.18

Weighted average common stock :
Common stock	19,233	18,465	18,889	18,267
Effect of dilutive options	34	124	60	110

Diluted weighted average common stock	19,267	18,589	18,949	18,377

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$8,815	$8,870	$30,294	$43,185
Less: Gain on property dispositions	(47)	(775)	(245)	(6,066)
Add: Real property depreciation and amortization	10,092	7,109	35,400	28,474
Add: Real property depreciation - discontinued operations	—	17	—	103

FFO	18,860	15,221	65,449	65,696
Less: Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

FFO available to common shareholders	$15,075	$11,436	$50,309	$50,556

Weighted average shares :
Diluted weighted average common stock	19,267	18,589	18,949	18,377
Convertible limited partnership units	6,914	5,416	5,791	5,416

Diluted & converted weighted average shares	26,181	24,005	24,740	23,793

Per share amounts:
FFO available to common shareholders (diluted)	$0.58	$0.48	$2.03	$2.12

Reconciliation of net income to same property operating income:
Net income	$8,815	$8,870	$30,294	$43,185
Add: Interest expense and amortization of deferred debt costs	12,761	8,699	45,475	34,958
Add: Depreciation and amortization of deferred leasing costs	10,092	7,109	35,400	28,474
Add: Loss from operations of property sold	—	17	—	103
Add: Acquisition related costs	21	1,009	2,534	1,179
Add: General and administrative	3,854	4,013	14,256	13,968
Add: Loss on early extinguishment of debt	—	926	—	5,405
Add: Change in fair value of derivatives	(42)	—	1,332	—
Less: Gain on casualty settlement	(47)	(775)	(245)	(2,475)
Less: Gain on property sale	—	—	—	(3,591)
Less: Interest income	(11)	(11)	(76)	(33)

Property operating income	35,443	29,857	128,970	121,173
Less: Acquisitions & developments	(6,398)	(340)	(16,376)	(1,856)

Total same property operating income	$29,045	$29,517	$112,594	$119,317

Shopping centers	$22,951	$23,500	$89,361	$93,320
Mixed-Use properties	6,094	6,017	23,233	25,997

Total same property operating income	$29,045	$29,517	$112,594	$119,317

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.